Putnam RetirementReady 2020 Fund
1/31/18 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 4,209
Class B	 15
Class C  31
Class M  2

72DD2 (000s omitted)
Class R	 93
Class R6 200
Class Y	 59

73A1
Class A	 0.452
Class B	 0.287
Class C	 0.296
Class M  0.296

73A2
Class R	 0.415
Class R6 0.516
Class Y	 0.506

74U1 (000s omitted)
Class A	 9,578
Class B	 49
Class C	 105
Class M	 8

74U2 (000s omitted)
Class R	 225
Class R6 352
Class Y	 124

74V1
Class A	 19.78
Class B	 19.10
Class C	 19.07
Class M	 19.50

74V2
Class R	 19.06
Class R6 22.28
Class Y	 22.26

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.